Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made and entered into by and between Roberto Olivo (referred to as “Employee”), and Fuel Systems Solutions, Inc. (“Employer”).

WHEREAS, both Employee and Employer wish to separate their employment relationship on an amicable basis;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:

(1)           Employee’s employment with Employer will end, and Employee hereby resigns from that employment, effective December 31st, 2014 (the “Separation Date”).  The parties agree that Employee is separating from Employer voluntarily and that Employer has not notified Employee of any good cause for employment termination.  Employer will pay Employee all accrued compensation and accrued, unused vacation time, minus applicable payroll deductions as required by law, through the Separation Date.  Employee also agrees that as of the Separation Date he resigns from any other positions or Board memberships he may hold with the Employer, MTM S.r.l., or any of their respective parents, subsidiaries, or affiliates (the “Related Companies”) and he agrees to provide or sign documentation necessary to accomplish the same upon request from the Employer.

(2)           In addition to the payment set forth in paragraph (1), if Employee executes and returns this notarized Agreement to Employer, he shall receive the following:

(a)           A severance payment of Fifty Thousand U.S. Dollars ($50,000.00), subject to applicable payroll deductions as required by law, to be paid in a lump sum by the Employer within fifteen (15) days after the Separation Date.

 (b)           (i)           A payment of Two Thousand Five Hundred U.S. Dollars   ($2,500.00) per month for twenty-four  (24) months commencing January 1st, 2015 and ending December 31st, 2016, representing consulting fees for consulting services Employee will provide, as reasonably requested by the Employer and Related Companies and upon reasonable notice to Employee.  Such payments shall be made on or before the 30th day of each month.

(ii)           Employee shall not be required to report to the offices of Employer in order to provide these consulting services unless specifically requested to do so by Employer.  It is understood and agreed that the performance of these consulting services will not unreasonably interfere with any new employment or other activities in which Employee may be engaged.  Employer agrees to reimburse Employee for reasonable expenses incurred in performing any consulting services which may be requested including reasonable travel expenses if travel is required.

(iii)          Employee acknowledges and agrees that he is an independent contractor and not an employee of Employer by virtue of this consulting relationship and that he will not be eligible for or entitled to receive or accrue any benefits.

(iv)          In light of the nature of the consulting relationship, Employer will not withhold any amounts from these consulting payments, provided, however, that Employee acknowledges that it is his responsibility to make any necessary tax payments relating to these payments and he agrees to indemnify and hold Employer harmless for any amounts which should have been paid by him.

(3)           Employee acknowledges that as a result of his separation from employment effective December 31st, 2014, he will no longer be eligible to exercise the stock options provided to him pursuant to the 2011 Stock Option Plan.

(4)           In consideration of the payments set forth in paragraphs (2) and (3) of this Agreement, which Employee expressly acknowledges he is not otherwise entitled to receive, Employee hereby agrees to release Employer and all of its past or present Related Companies, and its or their present and former officers, directors, agents, insurers, and employees, benefit plans, and the trustees, fiduciaries and administrators of those plans, and its or their successors and assigns (hereinafter collectively referred to as the “Employer Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have or could be asserted against the Employer Releasees including, but not limited to, claims or liabilities arising out of or related to his employment with and/or separation from employment with the Employer.  This release of claims and liabilities includes, but is not limited to:

(a)
All statutory claims including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act; the California Labor Code, the California Family Rights Act, the California Fair Employment and Housing Act, California’s Whistleblower Laws, the California Civil Rights Act, California’s Minimum Wage, Hour, and Overtime Pay Laws, California’s Wage Payment Laws, the California Equal Pay Law, the California Confidentiality of Medical Information Act, the California Business and Professions Code, the California WARN Act, the California School Visitation Leave Law, the California Extended Sick Leave (“Kin Care”) Law, the New York Executive Law, as amended, the New York Human Rights Law, the New York Equal Rights Law, the New York Rights of Persons with Disabilities Law, the New York Nondiscrimination Against Genetic Disorders Law, the New York Bias Against Cancer Victims Law, the New York Labor Law, the New York Smokers’ Rights Law, the New York City Human Rights Law, and any and all other applicable federal, state, county or local statutes, ordinances or regulations;

(b)	All claims arising under the United States or any State’s Constitution;

(c)	All claims arising under any Executive Order or derived from or based upon any State or Federal regulations;

(d)
All common law claims including, but not limited to, claims for wrongful or constructive discharge, public policy claims, retaliation claims, claims for breach of an express or implied contract, claims for breach of an implied covenant of good faith and fair dealing, intentional infliction of emotional distress, defamation, conspiracy, loss of consortium, tortious interference with contract or prospective economic advantage, promissory estoppel and negligence;

(e)
All claims for any compensation including, but not limited to, back wages, front pay, overtime pay, bonuses or awards, commissions, fringe benefits, reinstatement, retroactive seniority, additional contributions to pension, 401k or employees savings plans, or any other form of economic loss (the parties expressly agree that this release of claims shall not affect Employee’s rights to any vested pension benefits or vested savings in any savings plan sponsored by the Employer);

(f)
All claims for personal injury including, but not limited to, physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, liquidated damages, and punitive damages; and

(g)	All claims for costs, interest and attorneys’ fees.

(5)           [In consideration of the release set forth in paragraph 4 of this Agreement, Employer hereby agrees to release Employee and all of his agents, heirs, executors and assigns (the “Employee Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have or could be asserted against the Employee Releasees, including but not limited to, claims or liabilities arising out of or related to his employment with and/or separation from employment with Employer.  This release of claims and liabilities includes, but is not limited to, all claims described in subparagraphs 4(a) through (g), to the extent applicable.

(6)           Employee represents that he has not filed any charge, claim, or complaint of any kind against the Employer Releasees, and Employee covenants that he will not file any charge, claim or complaint against the Employer Releasees seeking personal recovery or personal injunctive relief.  Should any class action, collective action, or any other lawsuit be filed against Employer Releasees that covers Employee, Employee agrees to withdraw from, or decline to participate in, any such action.  Nothing in this Agreement shall prohibit Employee from (a) bringing any action to enforce the terms of this Agreement; (b) filing a timely charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) regarding the validity of this Agreement; (c) filing a timely charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC regarding any claim of employment discrimination.  However, Employee has waived any right to personal recovery or personal injunctive relief in connection with any such charge or complaint.

(7)           Employee further acknowledges and agrees that in the event that he breaches the provisions of paragraphs (4) or (6) above, then (a) the Employer shall be entitled to apply for and receive an injunction to restrain any violation, (b) the Employer shall not be obligated to continue payment of the severance pay, or consulting fees, (c) to the extent permitted by law, the prevailing party in any action to enforce this Agreement shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in such action to enforce this Agreement or defending against such charge, claim or complaint, and (d) as an alternative to (c), at the Employer’s option, to the extent permitted by law, Employee shall repay to the Employer all but $100 of the severance payments previously provided to Employee, but only if Employer first gives Employee written notice of the breach and an opportunity to cure such breach and Employee nevertheless fails to cure such breach within 14 days of receiving such notice.  Employee further agrees that the foregoing covenants shall not affect the validity of this Agreement and shall not be deemed a penalty or forfeiture.

(8)           The parties agree that by executing this Agreement each party has not waived or released any claims which may arise after the date each party signs the Agreement, but that by this Agreement the parties are resolving all issues relating in any way to the conclusion of Employee’s employment with the Employer on the Separation Date and all claims arising on or before the Separation Date.

(9)           Employee agrees to maintain in confidence and not to disclose the terms of this Agreement or the amount of the benefits offered therein, except to the extent Employer makes public disclosure of this Agreement or any of its terms, for example, by filing a copy of the Agreement with the Securities and Exchange Commission.  It shall not be considered a breach of the obligation of confidentiality for Employee to make disclosure of the terms of the Agreement to his attorney(s) or immediate family (who shall then be expressly advised of, and also be bound by, the same requirement of confidentiality), or to make disclosure in order to obtain private and confidential legal, tax or financial advice or to respond to any inquiry from any governmental entity or agency regarding a tax filing.  In the event Employee is otherwise asked about the terms of this Agreement, he may state only that Employee and Employer have separated their employment relationship on an amicable basis.

(10)         The parties agree that Employee’s separation from Employer will be publicly announced by the prompt issuance of a press release or a filing with the Securities and Exchange Commission.

(11)         Employer acknowledges its continuing obligation to indemnify Executive under the By-laws of Employer in connection with his employment with Employer in accordance with those provisions.

(12)         Employee agrees that he will not make any disparaging comments or statements (including statements to investment bankers, analysts, the investment community, shareholders, or the press) that pertain to or may adversely effect Employer or its Related Companies, any of the other Employer Releasees, or any of the customers or suppliers of Employer or its Related Companies.

(13)         Employer agrees that its current officers and directors (while serving in such capacities) will not make to another person, or solicit other persons to make to another person, any disparaging comments or statements concerning Employee.  Employee agrees that he will advise all persons or entities seeking employment verification to direct those inquiries to IMPCO’s Director of Human Resources.  Employer agrees that it will respond to all such inquiries directed to IMPCO’s Director of Human Resources by providing only Employee’s dates of employment and job title and will state that it is limiting its response to these items in accordance with Employer’s policy.  Employee understands that Employer is not responsible for the content of responses to such inquiries which are not properly directed to the Director of Human Resources.  Nothing in this provision prohibits any officer or director of Employer from providing a reference for Employee (nor requires that they do so) when specifically requested by Employee in writing to do so.

(14)         Employee agrees that on or before the Separation Date he will return to Employer all documents or property of Employer and its past or present Related Companies within his possession, custody, or control including, but not limited to, all paper or electronic documents, files, or records, all computer access codes, computer programs, and all business or financial plans or other documents which he received, prepared, or helped prepare during his employment with Employer and that he will not retain any copies, duplicates, reproductions or excerpts thereof.  This obligation does not include any documents provided to Employee regarding his personal compensation or benefits as an employee of Employer.

(15)         Employee confirms his obligation to protect and maintain in confidence all confidential information of Employer and its Related Companies.  He will not at any time, directly or indirectly, use any confidential information of Employer or its Related Companies in connection with any business or activity, and he will not intentionally divulge such confidential information to any person, firm or corporation whatsoever.  In this regard, Employee recognizes and agrees that “confidential information” includes, but is not limited to, technical, marketing, business, financial or other information which constitutes trade secret information or information not publicly available about the Employer or its Related Companies, the use or disclosure of which might reasonably be construed to be contrary to the interests of Employer or its Related Companies.  Employee agrees that these obligations are in addition to, and not in lieu of, any other obligations that he may have with respect to such matters.

(16)         Employee agrees that for a period of two (2) years from the Separation Date he will not, either directly or indirectly, solicit, offer employment to, or take any action intended, or that a reasonable person acting in like circumstances would expect to have the effect of causing any officer or employee of Employer or its Related Companies to terminate his or her employment with Employer or its Related Companies and its or their successors.

 (17)         In the event of any breach of the provisions of this Agreement set forth in paragraphs 2, 9, 10, 11, 12, 13, 14, 15, 16, either party may file an application with the Court to determine whether such a breach has occurred and may seek injunctive relief to prohibit any further breach.  In addition, in the event of any such action under those paragraphs, to the extent permitted by law, the prevailing party shall be entitled to an award of his or its reasonable attorneys’ fees and costs incurred in connection with bringing or defending against such action.  Notwithstanding any such declaratory relief, all of the other terms of this Agreement shall remain in full force and effect, and the remedies provided for herein shall not bar any other claims for relief, either at law or equity.

(18)         Employee acknowledges that the only consideration he has received for executing this Agreement is that set forth herein, and that this consideration is greater than any amount that he would otherwise be entitled to under any contract, severance plan, policy or practice.  No other promise, inducement, threat, agreement or understanding of any kind has been made with Employee to cause him to enter into this Agreement.

(19)         Waiver of unknown future claims:  Each party represents that he or it has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each party understands that Section 1542 gives him or it the right not to release existing claims of which the party is not now aware, unless the party voluntarily chose to waive this right.  Even though each party is aware of this right, each party nevertheless hereby voluntarily waives the rights described in Section 1542, and elects to assume all risks or claims that now exist in his or its favor, known or unknown, arising from the subject matter of this Agreement.  Each party also understands that his or its waiver of the rights described in Section 1542 is an essential and material term of this Agreement, and that without such waiver the Agreement would not have been entered into by the other party.

(20)           The parties agree that the language of all parts of this Agreement shall in all cases be construed as a whole, according to the fair meaning and not strictly for or against any of the parties.

(21)           Should any provision of this Agreement be declared or determined by any Court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be part of the Agreement.  However, in the event that the releases provided in paragraphs 4 and 5 are found to be illegal, invalid or unenforceable, the parties agree to promptly execute a valid and binding release prepared by Employer of comparable scope that is legal, valid, and enforceable.

(22)           Employer hereby advises Employee that he should consult with an attorney prior to signing this Agreement.  Employee acknowledges that he has been given 21 days to review this Agreement and that he is free to use as much or as little of that period as he wishes or considers necessary before deciding to sign this Agreement; that he has had an opportunity to consult with an attorney if he chooses to do so; that he has read and understands the terms of this Agreement; and that he is voluntarily entering into this Agreement.  Employee may revoke his signature of the Agreement within seven (7) calendar days of signing it by delivering written notice of revocation to Pietro Bersani, Chief Financial Officer, Fuel Systems Solutions Inc., 780 Third Avenue, 25th Floor, New York, New York 10017.  If Employee has not revoked his signature of this Agreement by written notice received within the seven (7) day period, it becomes effective immediately thereafter.

(23)           This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all conflicting prior agreements or understandings between Employee, Employer and any of the other Employer Releasees or Employee Releasees, written or oral, except that any confidentiality, non-disclosure, non-solicit or similar agreements between the parties shall remain in effect.

THE UNDERSIGNED HAVE READ THE ABOVE SEPARATION
AGREEMENT AND GENERAL RELEASE, FULLY UNDERSTAND
IT, AND VOLUNTARILY AGREE TO ITS TERMS.

ROBERTO OLIVO	FUEL SYSTEMS SOLUTIONS, INC.

DATED: _______________, 2014

STATE OF _________________ )

COUNTY OF _______________ )